February 2011
Preliminary Terms No. 700
Registration Statement No. 333-156423
Dated February 28, 2011
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities
Auto-Callable RevCons offer an enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that if the RevCons are not automatically redeemed prior to maturity, the RevCons will be redeemed for shares of the underlying stock (or, at the issuer’s option, the cash value of those shares) at maturity if the trading price of the underlying stock declines to or below the trigger price at any time on any trading day up to and including the final determination date and the closing price of the underlying stock on the final determination date is less than the initial share price.  The RevCons do not guarantee the return of any principal at maturity. The value of these shares the investor receives at maturity will be less than its initial investment and may be zero, and the investor has no opportunity to participate in any positive performance of the underlying stock.  Alternatively, if the trading price of the underlying stock never declines to or below the trigger price over the term of the RevCons, the investor will receive the stated principal amount per RevCons at maturity.  The coupon is paid regardless of the performance of the underlying stock.  In addition, the RevCons will be automatically redeemed if the closing price of the underlying stock is greater than the initial share price on the first determination date (which will result in the investors receiving less interest than if the RevCons are not automatically redeemed).  The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons, including coupon payments and any payment at maturity, are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Early redemption:
If, on the first determination date, the closing price of the underlying stock is greater than the initial share price, the RevCons will be automatically redeemed for an early redemption payment on the third business day following such determination date.

Early redemption payment:	The stated principal amount plus any accrued but unpaid coupon
Maturity date:	September 6, 2011
Payment at maturity:
If the RevCons have not been redeemed early, either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the final determination date is less than the initial share price and the trading price of the underlying stock has declined to or below the specified trigger price at any time on any trading day from but excluding the pricing date to and including the final determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the final determination date.

Initial share price:	The initial share price will be the closing price of the underlying stock on the pricing date.
Determination dates:	May 31, 2011 and August 31, 2011 (the “final determination date”)
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:	75%
Trigger price:	The trigger level times the initial share price.
Trigger event:	Trading price trigger event
Coupon:	10.40% per annum (equivalent to approximately $52.8667 per RevCons for the term of the RevCons), paid quarterly and calculated on a 30/360 basis
Coupon payment dates:	June 3, 2011 and the maturity date
Underlying stock:	Apple Inc. common stock (“AAPL”)
Pricing date:	February 28, 2011
Original issue date:	March 3, 2011 (3 business days after the pricing date)
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482RV8
ISIN:	US617482RV85
Agent:	Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Per RevCons	Agent’s commissions(1)	Proceeds to issuer
Per RevCons	$1,000	$	$
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $         for each RevCons they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for RevCons.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement for RevCons dated August 20, 2009
Prospectus dated December 23, 2008

The RevCons are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Investment Overview

Auto-Callable RevConsSM

Auto-Callable Reverse Convertible Securities
RevCons pay a quarterly fixed rate coupon.  If the closing price of the underlying stock is greater than the initial share price on the first determination date, the RevCons will be automatically redeemed for an early redemption payment equal to the stated principal amount plus any accrued but unpaid coupon.  If the RevCons have not been redeemed prior to maturity, the RevCons will pay at maturity either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock on the final determination date is less than the initial share price and the trading price of the underlying stock has decreased to or below the specified trigger price at any time on any trading day over the term of the RevCons, a number of shares of the underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  There is no minimum payment at maturity for the RevCons and the investor will not participate in any appreciation of the underlying stock.  The value of any underlying stock delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Stock Overview

Apple Inc.
Apple Inc. is a provider of personal computers and mobile communication and media devices. Its SEC file number is 000-10030.
Information as of market close on February 24, 2011
Bloomberg Ticker Symbol: Current Stock Price: Current Dividend Yield:	AAPL $342.88 N/A	52 Weeks Ago: 52 Week High (on 2/16/2011): 52 Week Low (on 2/24/2010):	$200.66 $363.13 $200.66

The underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed above through the Securities and Exchange Commission’s website at http://www.sec.gov.  In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Stock” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the issuer of underlying stock is accurate or complete.

February 2011	Page 2

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Key Investment Rationale

The Auto-Callable RevCons offer a short-term income oriented strategy linked to the underlying stock.

▪      Quarterly coupon at a higher interest rate than the current dividend yield on the underlying stock

▪      No potential to participate in any appreciation in the underlying stock.

▪      The automatic call feature may limit the terms of the RevCons.

▪      No guaranteed return of principal.

Key Benefits

The Auto-Callable RevCons pay an above-market coupon in exchange for downside exposure to the underlying stock if the closing price of the underlying stock on the final determination date is less than the initial share price and the trading price of the underlying stock declines to or below the trigger price at any time on any trading day from but excluding the pricing date to and including the final determination date. In addition, the RevCons will be automatically redeemed if the closing price of the underlying stock on the first determination date is greater than the initial share price.

Enhanced Yield	▪ A quarterly coupon, the rate per annum of which is higher than the current dividend yield on the underlying stock. ▪ The coupon will be paid regardless of the performance of the underlying stock.
Scenario 1
On the first determination date, the closing price of the underlying stock is greater than the initial share price. The RevCons will be automatically redeemed for the stated principal amount plus the applicable quarterly coupon.

Scenario 2
The RevCons have not been redeemed prior to maturity and the trading price of the underlying stock never declines to or below the trigger price at any time on any trading day during the term of the RevCons.  The RevCons will redeem, at maturity, for the stated principal amount.  You will not participate in any appreciation in the underlying stock, even if the closing price of the underlying stock is above the initial share price on the final determination date.

Scenario 3
The RevCons have not been redeemed prior to maturity, the trading price of the underlying stock declines to or below the trigger price at any time on at least one trading day during the term of the RevCons and, on the final determination date, is at a level below the initial share price.  The RevCons will redeem, at maturity, for a number of shares of the underlying stock (or, at our option, the cash value thereof) worth less, and possibly substantially less, than the stated principal amount and which could be zero.  In this worst case scenario, the RevCons will have outperformed the underlying stock on a per annum basis to the extent that the coupon exceeds the dividend yield.

February 2011	Page 3

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Summary of Selected Key Risks (see page 13)

▪	No guaranteed return of principal.

▪	No participation in any appreciation of the underlying stock.

▪
The automatic early redemption feature may limit the term of your investment to as short as three months.  If the RevCons are redeemed early, you may not be able to reinvest at comparable terms or returns.

▪	The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.

▪	The market price of the RevCons may be influenced by many unpredictable factors, including the value and volatility of the underlying stock.

▪	The RevCons will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	No affiliation with the issuer of the underlying stock.

▪	We may engage in business with or involving the issuer of the underlying stock without regard to your interests.

▪	You have no shareholder rights.

▪	The RevCons may become exchangeable into the common stock of companies other than the underlying stock.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the RevCons.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

February 2011	Page 4

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Fact Sheet

The Auto-Callable RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the preliminary terms.  If the closing price of the underlying stock is greater than the initial share price on the first determination date, the RevCons will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the applicable quarterly coupon.  If the RevCons have not been automatically redeemed, the RevCons will pay at maturity either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the RevCons on the final determination date is less than the initial share price and the trading price of the underlying stock has decreased to or below the specified trigger price at any time on any trading day over the term of the RevCons, a number of shares of the underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments, including coupon payments and any payment at maturity, on the RevCons are subject to the credit risk of Morgan Stanley. “RevCons” is a service mark of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 28, 2011	March 3, 2011 (3 business days after the pricing date)	September 6, 2011
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Underlying stock:	Apple Inc. common stock (“AAPL”)
Early redemption:
If, on the first determination date, the closing price of the underlying stock is greater than the initial share price, the RevCons will be automatically redeemed for an early redemption payment on the third business day following such determination date.
This early redemption feature is not described in the accompanying prospectus supplement for RevCons.  Accordingly, the Auto-Callable RevCons described in these preliminary terms differ from the RevCons described in that prospectus supplement due to the addition of this early redemption feature.

Early redemption payment:	The stated principal amount plus any accrued but unpaid coupon
Payment at maturity:
If the RevCons have not been redeemed early, either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the final determination date is less than the initial share price and the trading price of the underlying stock has declined to or below the specified trigger price at any time on any trading day from but excluding the pricing date to and including the final determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the final determination date.

Initial share price:	The initial share price will be the closing price of the underlying stock on the pricing date.
Determination dates:	May 31, 2011 and August 31, 2011 (the “final determination date”)
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Coupon:	10.40% per annum (equivalent to approximately $52.8667 per RevCons for the term of the RevCons), paid quarterly and calculated on a 30/360 basis
Coupon payment dates:	June 3, 2011 and the maturity date
Record date:	One business day prior to the related coupon payment date
Trigger level:	75%
Trigger price:	The trigger level times the initial share price
Trigger event:	Trading price trigger event
Postponement of maturity date:
If the final determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed to the second business day following the final determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 13.

February 2011	Page 5

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Antidilution adjustments:
The following replaces in its entirety the portion of the section entitled "Antidilution Adjustments" in the prospectus supplement for RevCons from the start of paragraph 5 to the end of such section.

5.      If (i) there occurs any reclassification or change of the underlying shares, including, without limitation, as a result of the issuance of any tracking stock by the underlying company, (ii) the underlying company or any surviving entity or subsequent surviving entity of the underlying company (an “underlying company Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying company or any underlying company Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying company is liquidated, (v) the underlying company issues to all of its shareholders equity securities of an issuer other than the underlying company (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding underlying shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption or at maturity for each RevCons will be as follows:

●    Upon any determination date following the effective date of a Reorganization Event and prior to the final determination date:  If the Exchange Property Value (as defined below) is greater than the initial share price, the RevCons shall be automatically redeemed for an early redemption payment.

●    Upon the final determination date, if the RevCons has not been previously automatically redeemed:

The payment at maturity for each RevCons will be either:

(a)  an amount of cash equal to the stated principal amount of each RevCons, or

(b)  if (x) a trigger event has occurred (assessed as if the effective date of the Reorganization Event were the final determination date), or (y) the Exchange Property Value (as defined below) at any time (or if closing price trigger event is specified in the applicable pricing supplement, at the time the closing price of the underlying shares would otherwise be published or reported) on any trading day from and including the effective date of the Reorganization Event to and including the final determination date has decreased to or below the trigger price, and the Exchange Property Value (as defined below) on the final determination date is less than the initial share price, securities, cash or any other assets distributed to holders of the underlying shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying shares, (B) in the case of a Spin-off Event, the share of the underlying shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the underlying shares continues to be held by the holders receiving such distribution, the underlying shares (collectively, the “Exchange Property”), in an amount equal to the amount of Exchange Property delivered with respect to a number of underlying shares equal to the exchange ratio times the exchange factor each determined at the time of the Reorganization Event, or, at our sole option, the cash value of such Exchange Property as of the final determination date.

If Exchange Property consists of more than one type of property and we elect to deliver Exchange Property, rather than the cash value thereof, we will deliver to DTC, as holder of the RevCons, at maturity a pro rata share of each such type of Exchange Property.  We expect that such Exchange Property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value has decreased to or below the trigger price at any time (or if closing price trigger event is specified in the applicable pricing supplement, at the time the closing price of the underlying shares would otherwise be published or reported) on any trading day from and including the time of the Reorganization Event to and including the final determination date and whether or not the Exchange Property Value is less than the initial share price, “Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the underlying shares, as adjusted by the exchange factor as the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the intraday price, as of the time at which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the

February 2011	Page 6

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “the underlying shares” under “—No Fractional Shares,” “—General Terms of the RevCons—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any other security received by holders of the underlying shares in any such Reorganization Event, and (ii) all other references in this prospectus supplement to “the underlying shares” shall be deemed to refer to the Exchange Property into which the RevCons are thereafter exchangeable and references to a “share” or “shares” of the underlying shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect.  The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the exchange factor will be made up to the close of business on the determination date.

No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the intraday price or closing price of the underlying shares, including, without limitation, a partial tender or exchange offer for the underlying shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the exchange factor or to the method of calculating the amount payable at maturity of the RevCons made pursuant to paragraph 5 above upon written request by any investor in the RevCons.

February 2011	Page 7

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	617482RV8
ISIN:	US617482RV85
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with us to treat the RevCons, under current law, as a unit consisting of (i) a put right written by you to us that is automatically terminable and that, if exercised, requires you to pay us an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at our option, the cash value of the underlying shares as of the determination date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term Equal to or Less Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.  If we automatically redeem the RevCons before maturity, the put right would be deemed to expire unexercised, and the tax consequences would be the same as if the put right expired unexercised at maturity as described in the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price above which the underlying stock must remain at all times over the term of the RevCons, and the price at which the underlying stock must close on the final determination date, before you would receive for each RevCons at maturity an amount of cash or shares of the underlying stock worth as much as the stated principal amount of the RevCons.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

February 2011	Page 8

Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the RevCons.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RevCons are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the RevCons are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the RevCons.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the RevCons.

Because we may be considered a party in interest with respect to many Plans, the RevCons may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the RevCons will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the RevCons that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such RevCons on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RevCons on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the RevCons has exclusive responsibility for ensuring that its purchase, holding and disposition of the RevCons do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any RevCons to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the RevCons if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the RevCons by the account, plan or annuity.

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Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the RevCons, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the RevCons through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $           for each RevCons they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for RevCons.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Auto-Callable RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

How Auto-Callable RevCons Work

The following payment scenarios illustrate the potential returns on the Auto-Callable RevCons:

Scenario 1
On the first determination date, the closing price of the underlying stock is greater than the initial share price. The RevCons will be automatically redeemed for the stated principal amount plus the applicable quarterly coupon. You will not receive any quarterly coupon after the redemption of the RevCons.

Scenario 2
The RevCons have not been redeemed prior to maturity, the trading price of the underlying stock never falls to or below the trigger price at any time on any trading day during the term of the RevCons, and you receive the quarterly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above its initial share price on the final determination date.

Scenario 3
The RevCons have not been redeemed prior to maturity, the trading price of the underlying stock falls to or below the trigger price at any time on at least one trading day during the term of the RevCons and the closing price is at a level below the initial share price on the final determination date, and the RevCons are redeemed at maturity for shares of the underlying stock (or, at our option, the cash value thereof) worth less, or possibly substantially less, than the stated principal amount of the RevCons based on the closing price of the underlying stock on the final determination date.  You will still receive the quarterly coupon until maturity even if the closing price of the underlying stock falls to or below the trigger price.

Hypothetical Payments on the Auto-Callable RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming an exact six-month term) for a range of hypothetical closing prices for the underlying stock on each of the two determination dates.

The hypothetical examples are based on the following hypothetical values in order to illustrate how the RevCons work and do not reflect the actual initial share price of the underlying stock or the exchange ratio, trigger price and the coupon per annum of the RevCons:

Stated principal amount (per RevCons):	$1,000
Hypothetical initial share price:	$350 (the closing price of one share of the underlying stock on the pricing date)
Hypothetical exchange ratio:	2.857 (the $1,000 stated principal amount per RevCons divided by the initial share price)
Hypothetical trigger price:	$262.50 (75% of the initial share price)
Interest rate:	10.40% per annum

In Example 1, the closing price of the hypothetical underlying stock is above the hypothetical initial share price of $350 on the first determination date and the RevCons are automatically redeemed for an early redemption payment of $1,026, which equals the sum of the stated principal amount and the applicable quarterly coupon.

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Auto-Callable Reverse Convertible Securities

Determination Date	Example 1
	Hypothetical Share Price	Payout
#1	$360	$1,026
#2 (Final determination date)	—	—
Random intraday price	—
Early redemption payment per RevCons	$1,026 in June 2011
Total payment per RevCons	$1,026 (stated principal amount plus $26 in coupon payment)

In each of Examples 2, 3 and 4, the closing price of the underlying stock on the first determination date is less than or equal to the initial share price, and, consequently, the RevCons are not automatically redeemed prior to maturity.

Determination Date	Example 2		Example 3		Example 4
	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity
#1	$340	—	$340	—	$340	—
#2 (Final determination date)	$402.50	$1,026	$280	$1,026	$175	2.857 shares of the underlying stock (or the cash value thereof) plus the $26 quarterly coupon
Random intraday price	$200		—		—
Payment at maturity	$1,026		$1,026		2.857 shares of the underlying stock (or the cash value thereof) plus the $26 quarterly coupon
Value of total payment per RevCons	$1,052 (stated principal amount plus $52 in total coupon payments)		$1,052 (stated principal amount plus $52 in total coupon payments)		$552 ($500 plus $52 in total coupon payments)*
*$552 represents the total payment investors would receive on each RevCons if the issuer pays at maturity the cash value of 2.857 shares determined as of the final determination date.  If the issuer delivers 2.857 shares of the underlying stock at maturity, the actual value of total payment received on each RevCons will depend on the price of the underlying stock on the maturity date.

•
In Example 2, the closing price of the underlying stock on the final determination date is greater than the initial share price and investors receive at maturity $1,026 per RevCons, which equals the stated principal amount plus the applicable quarterly coupon.  Even though the trading price of underlying stock has decreased below the trigger price at any time on at least one trading day during the term of the RevCons, investors receive the full principal at maturity because the closing price of the underlying stock on the final determination date is not less than the initial share price.  Even though the underlying stock has increased 15% above the initial share price to $402.50 on the final determination date, investors do not participate in any appreciation of the underlying stock.

•
In Example 3, the closing price of the underlying stock on the final determination date has decreased 20% below the initial share price to $280.  However, because the trading price of the underlying stock has not decreased to or below the trigger price at any time on any trading day during the term of the RevCons, investors receive at maturity $1,026 per RevCons, which equals the stated principal amount plus the applicable quarterly coupon.

•
In Example 4, the closing price of the underlying stock on the final determination date has decreased to $175, which is 50% below the initial share price and which is also below the trigger price.  Investors will receive at maturity 2.857 shares of the underlying stock (or, at the issuer’s option, the cash value of those shares as of the final determination date, which would be $500) and the quarterly coupon.

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Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

Risk Factors

The RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

▪
You may not receive a return of principal.  Subject to early redemption, the payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying stock on the final determination date is less than its initial share price and the trading price of the underlying stock has decreased to or below the specified trigger price at any time on any trading day over the term of the RevCons, a number of shares of the underlying stock, or, at our option, the cash value of the shares as of the final determination date.  If investors receive shares of the underlying stock at maturity in exchange for the RevCons, or the cash value of those shares, the value of those shares or that cash will be less than the stated principal amount of the RevCons and could be zero.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons on each coupon payment date, upon early redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors will not participate in any appreciation in the closing price of the underlying stock on the final determination date, and the return on the RevCons will be limited to the quarterly coupon payable on the RevCons.

▪
Early redemption risk. The term of your investment in the RevCons may be limited to as short as three months by the automatic early redemption feature of the RevCons.  If the securities are redeemed prior to maturity, you will receive no more coupon payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the trading price of the underlying stock on any trading day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the trading price of the underlying stock has decreased to or below the specified trigger price at any time on any trading day, the volatility and dividend rate on the underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the exchange ratio.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the RevCons and the cost of hedging our obligations under the RevCons that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the RevCons or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

▪
Maturity date of the RevCons may be accelerated.  The maturity of the RevCons will be accelerated if (i) the closing price of the underlying stock (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00, or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

▪
The RevCons may become exchangeable into the common stock of a company other than Apple Inc.  Following certain corporate events relating to the underlying stock, you may receive at maturity the common stock of a successor corporation to Apple Inc.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying stock payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

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Auto-Callable RevConsSM Based on the Common Stock of Apple Inc. Due September 6, 2011
Auto-Callable Reverse Convertible Securities

▪
No affiliation with Apple Inc.  Apple Inc. is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to Apple Inc. in connection with this offering.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons. As calculation agent, MS & Co. will determine whether the trading price of the underlying stock has decreased to or below the specified trigger price during the term of such RevCons, whether the RevCons will be subject to early redemption, whether a market disruption event has occurred, the payment you will receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying stock, the cash value of such shares on the final determination date, any adjustment to the exchange factor for each RevCons to reflect certain corporate and other events and the appropriate security or securities to be delivered at maturity following certain reorganization events.  Any of these determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor for the RevCons, may affect the amount payable to you at maturity of your RevCons.  See the section of the accompanying prospectus supplement for RevCons called “Description of RevCons—Antidilution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could adversely affect the value of the RevCons.  One or more of our subsidiaries expect to carry out hedging activities related to the RevCons, including trading in the underlying stock as well as in other instruments related to the underlying stock.  MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially increase the trigger price relative to the price of the underlying stock absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the trading price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) worth less than the stated principal amount at maturity.  Furthermore, if the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day during the term of the RevCons and you receive shares of the underlying stock at maturity, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

▪
Morgan Stanley may engage in business with or involving Apple Inc. without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Apple Inc. without regard to your interests, and thus may acquire non-public information about Apple Inc.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Apple Inc., which may or may not recommend that investors buy or hold the underlying stock.

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Auto-Callable Reverse Convertible Securities

Information about the Underlying Stock

The underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Apple Inc. pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

These preliminary terms relate only to the RevCons offered hereby and do not relate to the underlying stock or other securities of Apple Inc.  The issuer has derived all disclosures contained in these preliminary terms regarding Apple Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

Apple Inc.
Apple Inc. is a provider of personal computers and mobile communication and media devices. Its SEC file number is 000-10030.

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Auto-Callable Reverse Convertible Securities

Historical Information

The following table sets forth the published high and low closing prices for the underlying stock for 2008, 2009, 2010 and 2011 through February 24, 2011.  The closing price for Apple Inc. common stock on February 24, 2011 was $342.88.  The associated graph show the closing prices for the underlying stock for each day in the same period.  We obtained the price and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying stock as an indication of its future performance.  No assurance can be given as to the trading price of the underlying stock on any trading day during the term of the RevCons.

Apple Inc. common stock (CUSIP 037833100)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	194.93	119.15	–
Second Quarter	189.96	147.14	–
Third Quarter	179.55	105.26	–
Fourth Quarter	111.04	80.49	–
2009
First Quarter	109.87	78.20	–
Second Quarter	144.67	108.69	–
Third Quarter	186.15	135.40	–
Fourth Quarter	211.64	180.86	–
2010
First Quarter	235.85	192.05	–
Second Quarter	274.07	235.86	–
Third Quarter	292.32	239.93	–
Fourth Quarter	325.47	278.64	–
2011
First Quarter (through February 24, 2011)	363.13	326.72	–

We make no representation as to the amount of dividends, if any, that Apple, Inc. may pay in the future.  As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Apple, Inc.

Apple, Inc. Stock Daily Closing Prices January 1, 2008 to February 24, 2011

February 2011	Page 17